Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Recon Capital Series Trust and to the use of our report dated December 23, 2015 on the financial statements and financial highlights of Recon Capital DAX Germany ETF, Recon Capital FTSE 100 ETF, and Recon Capital NASDAQ 100 Covered Call ETF, each a series of shares of beneficial interest in Recon Capital Series Trust.  Such financial statements and financial highlights appear in the October 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 26, 2016